UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934


Date of Report (Date of earliest event reported): December 10, 2004


                           PORTSMOUTH SQUARE, INC.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)


      California                      0-4057              94-1674111
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(State or other jurisdiction        (Commission         (IRS Employer
 of incorporation)                  File Number)       Identification No.)


         820 Moraga Drive, Los Angeles, CA                90049
       ---------------------------------------           --------
       (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code: (310) 889-2500


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 8.01.  Other Events.

     On December 10, 2004, Justice Investors, a California limited partnership ("Justice" or the "Partnership"), entered into a Franchise License
Agreement (the "Agreement") with Hilton Inns, Inc., a subsidiary of Hilton Hotels Corporation, allowing Justice to operate the Partnership's hotel property located at 750 Kearny Street, San Francisco, California (the "Hotel") as a Hilton brand hotel. Portsmouth Square, Inc. ("Portsmouth") has a 49.8% limited partnership interest in Justice and serves as one of its general partners.

     Prior to operating the Hotel as a Hilton hotel, the Partnership is required to make substantial renovations to the Hotel to meet Hilton standards in accordance with a product improvement plan agreed upon by Hilton and the Partnership, as well as complying with other brand standards. The Partnership estimates that the cost of the renovations will range from approximately $22 million to $24 million. The Agreement requires that those renovations be complete and the Hotel commence operations as a Hilton hotel no later than June 1, 2006. The term of the Agreement is for a period of 15 years commencing on the opening date, with an option to extend the license term for another five years, subject to certain conditions.

     The Partnership anticipates that it will continue to operate the Hotel as a Holiday Inn Select hotel until March 31, 2005, after which time the Hotel may choose to operate without a brand affiliation. It will also be necessary for the Hotel to limit operations and have rooms out of service during the renovation work. Justice estimates that it will take approximately 13 to 17 months to complete all of the renovations necessary for the conversion.

     Due to the limited income, or potential losses, from the operations of the Hotel expected during the transition period, and the substantial financial commitments it will have to make for the renovations, Justice does not anticipate paying any partnership distributions until some time after operations commence under the Hilton brand and net income and capital requirements warrant such distributions. As a result, it is not expected that the Board of Directors of Portsmouth, will consider a return to a regular dividend policy for some time.


Safe Harbor Provision:
---------------------

Statements contained in this report that are not descriptions of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward looking statements include statements related to anticipated trends in revenues, future operations, financial performance and projected revenues and income. Such statements often include words such as "anticipate," "estimate", "project", "expects", "intends," "believes," "plans, "approximately," "likely," and similar expressions. Because Forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. The risks and uncertainties that contribute to the uncertain nature of forward looking statements include, but are not limited to, those related to the impact of terrorism and war on the

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national and international economies, including tourism, general economic conditions and increased competition in the hotel industry in the San Francisco area, partnership distributions, financing, leverage and debt service, labor relations and labor disruptions, and other factors, including natural disasters, and those discussed in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2004 and its other periodic reports filed with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made.
The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PORTSMOUTH SQUARE, INC.


Dated: December 13, 2004                 By  /s/ Michael G. Zybala
                                             -----------------------------
                                             Michael G. Zybala
                                             Vice President and Secretary



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